Exhibit 10
        AMENDMENT NO. 3 TO JOINT VENTURE FORMATION AGREEMENT ("Amendment No of August 21, 1997, by and among Lucent Technologies Inc., a Delaware corpo ("Lucent"), as assignee and successor in interest, by duly acknowledged ass AT&T Corp., a New York Corporation ("AT&T"), ATOR Corp., a New York corpora Cirrus Logic, Inc., a California corporation ("Cirrus"), and Ciror, Inc., a corporation ("CIROR").

        WHEREAS, the parties now desire to modify and supplement certain of Agreements among them referenced in the Joint Venture Formation Agreement ( Agreement"), dated as of October 23, 1995, by and among AT&T (now Lucent), and CIROR, as amended by Amendments Nos. 1 and 2 to said JV Agreement, by a parties, dated May 1 and July 31, 1996, respectively, specifically, the Gen Partnership Agreement, the IC Wafer Supply Agreement, and the Technical Tra Agreement, as well as to further amend said JV Agreement hereby as necessar consistent therewith;

        NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements hereinafter set forth, and intending to be legally bound hereby, hereto agree, subject to the terms and conditions contained herein, as foll

        1. Definitions. Capitalized terms or terms with initial capitals not otherwise defined herein will have the meanings assigned to them in the

        2. The JV Agreement. The JV Agreement is deemed, and hereby is, a following respects:

(a) Section 3.02 (Annual Plan), subsection (a) is amended to change the fiscal year of the Partnership for general accounting purposes from a calen year period to an annual period commencing October 1 of each year, effectiv as of October 1, 1996, and the quarterly dates for review and update of the Annual Plan by the Board of Governors of the Partnership are hereby changed accordingly. The annual date for ratification or amendment of the Annual P is hereby changed from January 1 to September 1 of each calendar year. In addition, it is agreed hereby, by way of clarification, that the term "the fiscal year next succeeding the last year then covered by the Annual Plan" used in said Section 3.02(a) shall refer to the fiscal year immediately following the current fiscal year covered by the Annual Plan. The Partners will remain on a calendar year basis for tax purposes.

(b) Sections 3.02 (Annual Plan), 4.03 (Intellectual Property) and 4.04 (Operation of Plant and Business), as well as the Annual Plan itself, are deemed, and hereby are, amended as necessary to effect the modifications an supplements to the specific Material Agreements as set forth in Sections 4 5 below.

(c)  Section 4.04 (c) (Costs) (ii)(a) (OR2 Working Capital) is amended to a

"Effective October 1, 1998, the working capital required with respect to OR be provided by the Lucent Partner and the Cirrus Partner in proportion to t respective Take or Pay obligations under the IC Wafer Supply Agreement, as amended."

        3. The General Partnership Agreement ("GPA"). The GPA, dated as o between ATOR and CIROR, is deemed, and hereby is, amended in the following

(a) Section 1.01 (Definitions) is amended to change the Fiscal Year of the Partnership as therein defined for general accounting purposes in accordanc with Section 2(a) above of this Amendment No. 3 and all references to "Fisc Year" in the GPA are deemed modified accordingly, effective as of October 1 1996. For tax purposes the Partnership will remain on a calendar year basi

(b)  Section 5.02 is amended to add the following:

"Such agreement or consent shall not unreasonably be withheld with respect sale of the transferring Partner's interest, provided, without limitation,

(a) Any such proposed sale must be of the transferring Partner's entire in in the Partnership and include substitution of the new Partner for the transferring Partner;

(b) In the case of CIROR, such interest shall not include any technologies available pursuant to Amendment No. 3 to the Joint Venture Agreement, inclu the Appendices thereto (other than 0.18 micron technology as defined in the Technical Transfer Agreement, as amended, provided that available equivalen versions, as therein defined, then exist); and

(c) Such transferring Partner shall not be in default of any of its paymen other obligations under the Joint Venture Agreement, as amended, or any of Material Agreements referenced therein, and in the case of CIROR and Cirrus Inc., shall be in compliance with all requirements of the Cirrus Asset Leas the Cirrus Guaranty, including the obtaining of any consents required there

        4. The Technical Transfer Agreement ("TTA"). The TTA, effective a 1996, by and among Lucent, Cirent Semiconductor ("Cirent") and Cirrus, is d hereby is, amended by incorporating therein, effective concurrently herewit Supplemental Agreement, a copy of which is annexed hereto and made a part h Appendix A.

        5. The IC Wafer Supply Agreement ("WSA"). The WSA, made as of Aug and among Lucent, Cirrus and Cirent, is deemed, and hereby is, amended as f

(a)  Section 2.0(b) is amended to add the following:

"Such agreement by the other Purchaser to any such proposed foundry basis s the original Purchaser shall not unreasonably be withheld; provided, howeve such prior agreement shall not be required for foundry services within the following requirements:

(i) Such foundry basis sale by Cirrus may not include Wafers produced using any technologies made available pursuant to Amendment No. 3 to the Joint Venture Agreement, including the Appendices thereto (other than 0.18 micron technology as defined in the Technical Transfer Agreement, as amended, provided that available equivalent versions, as therein defined, then exist);

(ii) The other Purchaser shall be entitled, upon request, to full prior disclosure of the process, technology and audit terms of such proposed foundry basis sale;

(iii) The original Purchaser shall hold harmless and indemnify the other Purchaser and Supplier from and against all liabilities, losses, damages, claims or demands arising out of or in any way related to any such foundry basis sale and the transaction involved therein, except for those arising from such other Purchaser's or Supplier's fault;

(iv) The original Purchaser shall be the exclusive interface for the foundry basis sale and shall bear all additional costs arising from such foundry transaction;

(v) Disclosure to the foundry customer of design rules or other technical information necessary for such foundry basis sale shall be pursuant to a non-disclosure agreement, agreed upon by Cirrus and Lucent, limiting use of such information to fabrication of Supplier;

(vi) All foundry basis sale agreements shall include terms requiring compliance with US Export Laws and Regulations; and

(vii) Information which Cirrus may provide to prospective or actual foundry customers shall be limited to the following, unless otherwise agreed by Lucent, such agreement not to be unreasonably withheld:

-  Design rules
-  Electrical parameters
-  Extraction Models (e.g. SPICE)
- A coarse process flow to be mutually agreed upon by Cirrus and Lucent
-  A physical cross section

        (b) The  Wafer Purchase obligations and the Take or Pay Principles
Section 2 and Exhibit A thereof, respectively, as well as the payment sched in Exhibit B thereof, are modified by incorporating therein, effective conc herewith, as Exhibit AB the Supplemental Take or Pay Principles and payment copy of which is annexed hereto and made a part hereof as Appendix B.

        6. Closing. The parties will execute this Amendment No. 3 by thei authorized representatives, and Cirent will acknowledge same as indicated b closing to be held at the offices of Cirent, 9333 South Young Parkway, Orla 32819, on August 21, 1997, at 10:00 a.m. local time, or at such other place as the parties hereto mutually agree upon. Such execution, the obligations ATOR and Cirent, individually and collectively, to close, and the continuat of this Amendment No 3 are expressly conditioned upon the following payment Cirent, representing the total amounts past or currently due from Cirrus un the Material Agreements.

        (a) The sum of $45.3 million, representing Wafer payments due unde or before said closing date; and

        (b) The sum of $25 million, representing the balance of Wafer paym the WSA, installation cost obligations and working capital requirements, on October 1, 1997.

Such payments will be made by wire transfer to a designated Cirent bank acc be otherwise directed by Lucent, ATOR or Cirent.

        7. General. Except as specifically amended or modified hereby, al conditions of the JV Agreement and the Material Agreements remain in full f effect.

        IN WITNESS HEREOF, this Amendment No. 3 has been duly executed by a each of the parties hereto, and duly acknowledged and agreed to by Cirent, set forth above.


LUCENT TECHNOLOGIES INC.


By:    /s/John T. Dickson

Name:   John T. Dickson

Title: V.P., Integrated Circuits Division

ATOR CORP.

By:    /s/Dennis M. Hill

Name:  Dennis M. Hill

Title:  President

CIRRUS LOGIC, INC.

By:     /s/Michael L. Hackworth

Name:   Michael L. Hackworth

Title:  CEO and Chairman

CIROR, INC.

By:   /s/Michael L. Hackworth

Name:   Michael L. Hackworth

Title:  CEO and Chairman

ACKNOWLEDGED AND AGREED TO:

CIRENT SEMICONDUCTOR G.P.

By:    /s/Dennis M. Hill

Name:  Dennis M. Hill

Title:  Chairman of Board of Governors

                                   SUPPLEMENTAL AGREEMENT
                                           TO
                               TECHNICAL TRANSFER AGREEMENT

        THIS SUPPLEMENTAL AGREEMENT ("TTA Supplement") is made and entered August 21, 1997 by and among Lucent Technologies Inc., a Delaware corporati Cirrus Logic, Inc., a California corporation ("CIRRUS"), and Cirent Semicon New York general partnership ("LICENSEE"), as a supplement to the Technical Agreement ("TTA"), effective as of June 30, 1996, by and among said parties to Amendment No. 3 to the Joint Venture Formation Agreement ("Amendment No. concurrently herewith, by and among LUCENT, CIRRUS, ATOR Corp. a New York c ("ATOR") and Ciror, Inc., a California corporation ("CIROR").

        WHEREAS, the parties now desire, among other matters, to modify and said TTA consistent with further agreements and understandings between them

        NOW, THEREFORE, in consideration of the mutual covenants and agreem hereinafter set forth, and intending to be legally bound hereby, the partie subject to the terms and conditions contained herein and in said Amendment follows:

        1. Capitalized terms or terms with initial capitals used herein an defined herein or in the Definitions Appendix hereto will have the meanings them in this Amendment No. 3, the TTA or the Joint Venture Formation Agreem context requires.

        2. Article 1.01 (Furnishing of Information) and Article 2.01 (Tech Information Grants) of the TTA are deemed, and hereby are, amended to provi will furnish to LICENSEE and CIRRUS will have access to LUCENT TECHNICAL IN relating to certain additional technologies, in accordance with Section 4 b other terms and conditions hereof, provided that they are then (a) in PRODU LUCENT in OR2, (b) offered in AVAILABLE EQUIVALENT VERSIONS from a THIRD PA SOURCE, and (c) LICENSEE and CIRRUS are current with respect to their payme under the Joint Venture Formation Agreement and the Material Agreements as defined. The furnishing of said technologies and the TECHNICAL INFORMATION thereto to LICENSEE and any access thereto by CIRRUS will be in accordance and conditions of the TTA and this TTA Supplement.

        3. Articles 3.02 (Transfer of 0.35 and 0.25 MICRON TECHNOLOGY) and QUALIFICATION of 0.25 MICRON TECHNOLOGY) of the TTA are amended as follows:

"In lieu of the two payments of ten million dollars ($10,000,000) each for
0.25 MICRON TECHNOLOGY due on transfer and QUALIFICATION, respectively, LICENSEE shall pay LUCENT the sum of twenty million dollars ($20,000,000) a follows:

(a) One-third (1/3) upon written notice of election by Cirrus to convert to 0.25 MICRON TECHNOLOGY in accordance with Sections A2 and 3 of Exhibit AB to the IC Wafer Supply Agreement, as amended August 21,
1997; and

(b) Two-thirds (2/3) upon beginning of PRODUCTION using said TECHNOLOGY for CIRRUS."

        4.  Article 3.04 (Fees on Wafers) of the TTA is amended to add the

"In additional part payment for the further rights granted hereunder by LUC LICENSEE, LICENSEE shall pay LUCENT additional fees of (a) (i) thirty-five United States dollars (U.S. $35,000,000) as the initial fee for TECHNICAL INFORMATION relating to 0.18 MICRON TECHNOLOGY, and (ii) eighty United Stat dollars (U.S. $80.00) for each such WAFER made by using said 0.18 MICRON TECHNOLOGY; or alternatively, (iii) twenty million United States dollars (U $20,000,000) as the initial fee for TECHNICAL INFORMATION relating to said MICRON TECHNOLOGY, and (iv) one hundred United States dollars (U.S. $100.00 each such WAFER made by using said 0.18 MICRON TECHNOLOGY; (b) thirty Unite States dollars (U.S. $30.00) for each such WAFER made using AVAILABLE EQUIV VERSIONS of BiCMOS TECHNOLOGY; and (c) thirty United States dollars (U.S. for each such WAFER made using AVAILABLE EQUIVALENT VERSIONS of the STANDAR MODULE.

The initial fees provided in subsections (a) (i) and (iii) above shall beco payable by LICENSEE to Lucent as follows:

(a) One-third (1/3) upon written notice of election by CIRRUS to convert to said 0.18 MICRON TECHNOLOGY in accordance with Section A2 of Exhibit AB to the IC Wafer Supply Agreement, as amended August 21, 1997; and

(b) Two-thirds (2/3) upon beginning of PRODUCTION using said TECHNOLOGY for CIRRUS."


        Additional fees for other technologies or modules (none of which wi minimum feature size finer than that in 0.18 MICRON TECHNOLOGY) referenced
Section 2 above, which are offered in AVAILABLE EQUIVALENT VERSIONS from a PARTY FOUNDRY SOURCE will be negotiated by the parties but will not exceed additional sixty United States dollars (U.S. $60.00) per WAFER for each suc individual technology or module used.

        Additional fees for unique developments or modifications in the abo or modules, and which LUCENT may agree to provide to LICENSEE, will be nego by the parties but will not exceed an additional sixty United States dollar $60.00) per WAFER for each such development or modification used."

        5. Except as specifically amended or modified hereby, all terms an the TTA remain in full force and effect.

        IN WITNESS WHEREOF, this TTA Supplement has been duly executed by a each of the parties hereto as of the date set forth above.


LUCENT TECHNOLOGIES INC.


By:    /s/Michael R. Greene

Name:  Michael R. Greene

Title:  Vice President - Intellectual Property

CIRRUS LOGIC, INC.

By:     /s/Michael L. Hackworth

Name:  Michael L. Hackworth

Title:  CEO and Chairman

CIRENT SEMICONDUCTOR G.P.

By:    /s/Dennis M. Hill

Name:   Dennis M. Hill

Title:  Chairman of Board of Governors

DEFINITIONS APPENDIX

        0.18 MICRON TECHNOLOGY means technology enabling the fabrication of DEVICES having line widths (a measure of minimum feature size) as fine as 0 and includes DIGITAL TECHNOLOGY and LINEAR TECHNOLOGY.

        AVAILABLE EQUIVALENT VERSIONS means technologies qualified for prod available from a THIRD PARTY FOUNDRY SOURCE and which provide substantially functionality with comparable characteristics (e.g., access time, parametri substantially the same design/layout rules and using substantially the same masks.

        DIGITAL TECHNOLOGY means the basic digital process.

        BiCMOS TECHNOLOGY means technology in which a SEMICONDUCTIVE DEVIC bipolar and complementary metal oxide semiconductors.

        LINEAR TECHNOLOGY means adaptation of the digital technology to inc more of the following: threshold adjustments, capacitors, fuses, and preci

PRODUCTION means that LICENSEE is supplying WAFER outs of a particular tech after QUALIFICATION of that technology.

        STANDARD FLASH MODULE means an electrically erasable, programmable DEVICE having non-volatile memory cells in which erasure is performed simul blocks of said cells.

        THIRD PARTY FOUNDRY SOURCE means TSMC, VMC, Chartered Semiconductor semiconductor manufacturing companies or entities that have an annual reven $75M per year from the sale of WAFERS to multiple customers none of which h position in or above consultations will also include discussion of the pote of various design rule changes on yields and latch-up. Cirrus agrees to pa engineering lots used in testing the design rule modifications.

                                         EXHIBIT AB

                                             TO

                                 IC WAFER SUPPLY AGREEMENT

                            Supplemental Take or Pay Principles
                                             and
                                       Payment Schedule

        The undersigned parties agree, effective as of August 21, 1997, tha Supply Agreement ("WSA"), made as of August 9, 1996 by and among said parti be, and hereby is, amended by incorporating this Exhibit AB as a supplement modification of the Take or Pay Principles and the payment schedules set fo A and B, respectively, of said WSA.

        A.  Exhibit A

        The "Take or Pay Principles" set forth in Exhibit A to the WSA are supplemented as follows:

        1. Lucent may convert up to 100% of its Capacity Allocation in OR2 Section C below, at any time and in its sole discretion, to run any silicon technologies, whether or not covered or scheduled in the Annual Plan, provi there is No Material Deviation, as defined in Section C below, caused by Lu objectives and requirements of the Annual Plan then in effect and the devel technologies as agreed to in said Annual Plan remains on schedule. Lucent Cirrus harmless from loss or expense directly resulting from any Material D caused by Lucent.

        2. (a) Cirrus may convert any of its OR2 Capacity Allocation, as Section C below, to run any additional technologies furnished pursuant to t Agreement to the Technical Transfer Agreement (Supplemental TTA) between th hereto, effective concurrently herewith, provided that (i) due allowance is equipment line capacity, ordering lead times and the current technology mix parties, and (ii) there is No Material Deviation, as defined in Section C b Cirrus from the objectives and requirements of the Annual Plan then in effe will hold Lucent harmless from loss or expense directly resulting from any Deviation so caused by Cirrus.

            (b) Up to one engineering lot of Wafers per month employing an technologies described in Paragraph 2(a) above will, at Cirrus' request, be by Supplier to Cirrus (from either OR1 or OR2), prior to any conversion of price representing twice the Cost of Production, as defined in Section C be Wafers or lot.

        3. If Supplier does not provide for Cirrus, by July 1, 1999, Wafers using a qualified 0.25 micron digital technology from OR2 which are Materia (or better), as defined in Section C below and as measured by cost and perf agreed on in writing by the parties, to that available from two or more thi foundry sources, Cirrus upon 90 days' prior written notice to Lucent and Su each quarter shift a portion of its take or pay obligations to Lucent, at t per fiscal year quarter of the total capacity of OR2 as provided in the the Annual Plan. Said action will not reduce any total amounts then owed to Su Lucent or Cirrus, and Cirrus' right so to shift its obligations going forwa immediately upon Supplier's compliance with the agreed metrics for such tec such shift made pursuant hereto will be irrevocable.

        4. The rights provided in Paragraphs 1, 2 and 3 above are exercisa respective referenced party only if such party is then current with respect obligations under the Joint Venture Formation Agreement and the Material Ag therein defined.

        5. Lucent will take Wafers from Cirrus' Allocated Capacity in OR2 with the quantities and periods specified in Table 1 attached.

        6. Paragraph (A) of Exhibit A is deemed, and hereby is, amended to from and after October 1, 1998, subject to Cirrus' compliance, as of the da commencement of such purchases, with Paragraph 4 hereof, Lucent will purcha percent (75%) and Cirrus will purchase twenty-five percent (25%) of OR2's t output for Wafers, based on the forecasts provided in the Annual Plan, with responsibilities determined pursuant to said Exhibit A as hereby amended an and Supplier agrees to sell to each Purchaser accordingly. Such take or pa percentages shall continue in effect for the remaining term of the Partners however, that from and after October 1, 1998 Cirrus will have the right to ten percent (10%) of said total production output on two (2) years' prior w to Lucent and Supplier plus an additional six (6) month period for transiti back to continue in effect for the remaining term of the Partnership. The Allocation for each Purchaser will at all times be equivalent to such Purch pay percentage.

        7. It is agreed that 0.35 micron High Density Technology has been production.

        8.  It is agreed that, to improve efficiencies in production by Sup

            (a) Lucent and Cirrus will on an ongoing basis discuss and sha and layout information that affects ESD and/or latch-up.

             (b) For each of the 0.35, 0.25 and 0.18 digital technologies, will be provided to Cirrus by Supplier as to which design rules could be mo (without accompanying process changes) for SRAM cell designs, without causi to other products in Supplier. The above consultations will also include discussion of the potential impacts of various design rule changes on yield latch-up. Cirrus agrees to pay for the engineering lots used in testing th design rule modifications.

             (c) Supplier will, from time to time, provide tightening of t ("shrinks") for 0.35, 0.25 and 0.18 micron technologies for the benefit of purchasers, without additional payment.

        9. The basis for take or pay cost calculations only (i.e., not act with values shown for the particular fiscal year (quarter), shall be as fol

             (a) It is agreed that neither Lucent nor Cirrus has a take quarters up to and including June 30, 1997.

             (b) It is agreed that, for the quarters beginning 7/1/97 a or pay obligation of each Purchaser shall be calculated as follows:

                i. The fixed cost per Wafer (FCPW) for the calculation stated in the tables (A & B) below.

                ii. Based on Table 1 (wafer outs assumed by Lucent) and net wafer outs (WO) obligation is also shown.

                iii. The Purchasers' total quarterly fixed cost obligati is obtained by multiplying the above two items.

                iv. The Beginning Fixed Inventory Value (BFIV) in a qua number of wafers the Purchaser has in inventory multiplied by their percentage completion multiplied by the fixed cost per wafer stated in Tabl A or B. Percentage completion for a given lot is its value excluding the starting material (Wafers) based on the then current cost standard divided by the current standard cost value of a completed lot of the same technolog excluding starting material (wafers).

                v. Change in Beginning Fixed Inventory Value (CBFIV) i from quarter to quarter of BFIV.

                vi.     Actual Wafers Out (WOA)

vii. The "take or pay" amount owed to Supplier by each Purchaser for the quarter (starting with the quarter ending 3/31/98) is calculated as follows

                                      Amount = FCO - CBFIV - FCPW * WOA

                        Amount cannot be negative

Table A (Numbers Applicable to Cirrus Logic)

           Q497*    Q198     Q298     Q398    Q498

FCPW         1500     1500     1200    1000      900
WO           5260     7604    11525   12673    13162
FCO**        7890    11406    13830   12673  11845.8

Table B (Numbers Applicable to Lucent)

           Q497*    Q198     Q298     Q398    Q498

FCPW        N/A      N/A       1200    1000      900
WO          N/A      N/A      22365   36506    39486
FCO**       N/A      N/A      26838   36506  35537.4

*7/1/97 - 9/30/97
**Thousands of dollars

                viii. It is also agreed that when the financial true-ups each quarter (starting with the quarter ending 3/31/98), the amounts associated with the take or pay obligations will be included, and that:
(1) fixed cost variances be credited in proportion to actual fixed cost billings (including take or pay) and (2) variable cost variances are distributed in proportion to actual variable costs billings. The parties will use best reasonable efforts to continue applying the methodologies set forth in this subparagraph (b) for the remaining term of the Partnership.


        B.  Exhibit B

        Exhibit B, which sets forth the parties' payment obligations, is su

        1.  Adding the following to Paragraph III thereof:

"During such period Cirrus shall pay to Supplier additional fees of

(a) (i) thirty-five million United States dollars (U.S. $35,000,000) for technical information relating to 0.18 micron technology pursuant to the Supplemental TTA, and (ii) eighty United States dollars (U.S. $80.00) for e such Wafer made using 0.18 micron technology; or alternatively at Cirrus' choice, (iii) twenty million United States dollars (U.S. $20,000,000) for technical information relating to 0.18 micron technology, and (iv) one hund United States dollars (U.S. $100.00) for each such Wafer made by using 0.18 micron technology; (b) thirty United States dollars (U.S. $30.00) for each such Wafer made using standard BiCMOS technology; and (c) thirty United Sta dollars (U.S. $30.00) for each such Wafer made using the standard flash module.

        The fees provided in subparagraphs (a) (i) and (iii) above shall be payable to Supplier as follows:

        (a) One-third (1/3) upon written notice of election by Cirrus to c to 0.18 micron technology in accordance with Section A2 above; and
        (b) Two-thirds (2/3) upon beginning of production using the techno Cirrus as defined in the Supplemental TTA.


        Additional fees for other technologies or modules (none of which ha feature size finer than that in 0.18 micron technology) as referenced in th Supplemental TTA, which are offered in available equivalent versions from a party foundry source, will be negotiated by the Purchasers but will not exc additional sixty United States dollars (U.S. $60.00) per Wafer for each suc individual technology employed.

Additional fees for unique developments or modification in the above techno or modules, and which Lucent may agree to provide to Supplier, will be nego by the Purchasers but will not exceed an additional sixty United States dol (U.S. $60.00) per Wafer for each such development or modification used.

A sample calculation of per Wafer fee payments based on the above is set fo Table 2 attached."

2.  Amending Paragraph IV as follows:

"In lieu of the two payments of ten million dollars ($10,000,000) each for
0.25 micron technology, due on or before June 30, 1999 and December 31, 199 respectively, Cirrus shall pay Supplier the sum of twenty million dollars ($20,000,000) as follows:

(a)  One-third (1/3) upon written notice of election by Cirrus to convert t
0.25 micron technology in accordance with Sections A2 and A3 of this Exhibit AB; and

(b) Two-thirds (2/3) upon beginning of production using the technology for Cirrus as defined in the Supplemental TTA.


        C.  Definitions; General

1. (a) "Capacity Allocation" or "Allocated Capacity" means the planned ca to which each Purchaser is then entitled plus the proportional share of any which exists. The proportional share is equal to the percentage of the pla to which each Purchaser is currently entitled (i.e., if one Purchaser is cu entitled to 80% of the planned capacity of a technology, its proportional s variation will be 80%).

(b) "No Material Deviation" means that the conversion will not cause any material adverse change in the essential elements of the then current Annua

(c) "Cost of Production" means the total costs and associated expenses of manufacturing (including, without limitation, equipment set-up and take-dow handling and testing) for each Wafer or lot produced. Such total costs wil
(two) times the standards cost for a production wafer or lot of that size a

(d) "Materially Equivalent" means that the Wafers meet or exceed the Lucen target metrics shown in Table 3 attached, recognizing that the Lucent 0.25 Features listed in said Table may be different from typical or other proces employed elsewhere in the semiconductor industry.

2. Except as specifically amended or supplemented hereby, all terms and conditions of the WSA and Exhibits thereto remain in full force and effect.


        AGREED TO, as of the effective date set forth above.



Lucent Technologies, Inc.                               Cirrus Logic, Inc.


By:    /s/ John T. Dickson                    By:     /s/ Michael L. Hackwo

Name:   John T. Dickson                       Name:  Michael L. Hackworth

Title: V.P., Integrated Circuits Div.         Title: CEO and Chairman



Supplier - Cirent
Semiconductor, G.P.


By:    /s/Dennis M. Hill

Name:   Dennis M. Hill

Title:  Chairman of Board of Governors


Table 1

WAFER OUTS PER MONTH ASSUMED BY LUCENT


                1997    1998
        JAN.            1415
        FEB.            1655
        MAR.            2350
        APR.            3403
        MAY             4207
        JUNE            4307
        JULY            4304
        AUG.            4304
        SEPT.           4554
        OCT.      255
        NOV.    1101
        DEC.    1176


                            Table 2

                           Example of Fee

                           Payments per Wafe

         Basic 0.18 micron technology
              (linear or digital)       $80

         Use of Flash Module             30

         Use of BiCMOS Module            30

         Use of additional Module
              (to be negotiated)         40

         Use of a unique modification
              (to be negotiated)         35

                                       $215


                                      TABLE 3

                                                          Benchmark
          Metric          Lucent Target (merged 2.5V/3.3V   Range

NMOS Ion (uA/um)                                   630/700  475-700
PMOS Ion (uA/um)                                   215/340  200-340
Vtn (V)                                               0.55  0.4-0.6
Vtp (V)                                               0.9   0.4-0.6
tox (A)                                                50     50-65

Drawn Gate                                           0.24 0.24-0.25
Number of metal levels                                 4-5      4-6
M1 contacted ptich                                   0.84 .064-0.94
M2 contacted pitch                                   0.88  0.76-1.1
Other metal levels contact                           0.88  0.76-3.0

Lucent 0.25um Process Features

Thin epi
LOCOS Isolation
Thin Gate Oxide
N+ Poly with Wsix
HDP Gap Fill with Undoped Cap Oxide
CMP
W Plug
Unframed Contacts
DUV at Active, Gate and Contact
I-Line at all other critical levels
Both 2.5V and 3.3V Optimized Devices